[LETTERHEAD OF VICTOR KENNICOTT ATKINS, JR.]


                             April 6, 1995

VIA FAX and FIRST CLASS MAIL

Mr. Henry J. Ameral
Assistant Treasurer
Harvard University
600 Atlantic Avenue
Boston, MA  02210-2203

Mr. Ameral:

     Today I am donating to Harvard University an additional
320,000 shares (the "Shares") of common stock of Polaris
Industries Inc. to be added to the existing 180,000 shares currently held in the Victor K. Atkins, Jr. Charitable Remainder
Trust IV.

     The Shares are subject to the same restrictions, indemnities and conditions set forth in my letter (with exhibits) to you of December 28,1994.

     I am delivering irrevocable written instructions to effect this transfer to United States Trust Company of New York, the custodian of the Shares, a copy of which is attached hereto. The certificate for the Shares will be delivered to you when it has been processed. In order to process such papers, it is necessary that you acknowledge this donation, and the restrictions imposed, where noted below on the enclosed copy of this letter and return such copy to me.
                                 Sincerely,

                                 Victor K. Atkins, Jr.

THE GIFT NOTED ABOVE IS HEREBY
ACKNOWLEDGED AND ACCEPTED ON THE
TERMS NOTED

Harvard University                    Tax ID No.: 04-6037938


/s/ Henry J. Ameral
By:  Henry J. Ameral
     Title: Assistant Treasurer
     Date: